UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2021

BIOSTAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed in Biostage, Inc.’s (the “Company”, “we,” “our,” and “us”) periodic filings with the Securities and Exchange Commission, representatives for the estate of an individual plaintiff filed a wrongful death complaint on April 14, 2017 with the Suffolk Superior Court, in the County of Suffolk, Massachusetts (the “Court”), against us and other defendants, including Harvard Bioscience, Inc. (“Harvard Bioscience”), our former parent entity prior to the spin-off of the Company in 2013, as well as another third party. The complaint seeks payment for an unspecified amount of damages and alleges that the plaintiff sustained terminal injuries allegedly caused by products, including one synthetic trachea scaffold and two bioreactors, provided by certain of the named defendants and utilized in connection with surgeries performed by third parties in Europe in 2012 and 2013. This lawsuit relates to our first-generation trachea scaffold technology for which we discontinued development in 2014, and not to our current CellframeTM technology nor to our lead development CellspanTM Esophageal Implant product candidate.

On October 1, 2019, the Court entered an order granting plaintiffs’ motion to compel the defendants to produce discovery. Subsequently, the plaintiff filed a motion for sanctions against the Company on January 6, 2020 claiming failure to produce the required discovery. The Company’s counsel at the time, which had been selected for the case by its liability insurance carrier, never notified the Company of plaintiffs’ motion and never responded to plaintiff’ motion. As a result of the failure of the Company’s former counsel to respond, on January 29, 2020, the Court entered an order allowing plaintiffs’ sanctions against the Company and the other defendants, which establishes a sanction of admitted liability. In June 2021, the Company was informed of these 2019 and 2020 court actions by new defense counsel appointed by its liability insurance carrier. On June 9, 2021, the Company, together with the other defendants, filed a motion to vacate the Court’s order allowing plaintiff’s motion for sanctions, and following a hearing on such motion, on August 6, 2021 the Court issued a ruling in our favor, vacating the sanctions. This case will now proceed on the merits, which the Company will continue to oppose vigorously.

On September 15, 2021, one of the Company’s product liability insurance carriers which had been providing a defense to the Company and Harvard Bioscience, notified each party that it was denying coverage under the applicable policy for the lawsuit and would no longer be providing a defense to each such company with respect thereto, or covering related legal expenses incurred after September 30, 2021. The insurance provider also filed a corresponding complaint for declaratory judgment with the Court asking the Court to declare that said insurance provider is not required to defend, indemnify or provide coverage to the Company and Harvard Bioscience with respect to the lawsuit described above. The Company intends to vigorously defend against this complaint for declaratory judgment and the insurance provider’s denial of the claim and related matters.

There can be no assurance that we and the other defendants will prevail in the insurance coverage litigation. As such, it is unclear at this point if our product liability insurance coverage will reimburse us for all or any portion of any defense costs or damages if we were to lose the underlying case on the merits. While we oppose such actions of the insurance provider, the Company will also continue to vigorously defend against the claims in the underlying case.

While there can be no assurance that we and the other defendants will prevail, we continue to believe that the claims made in this lawsuit are without merit. If we face a trial on damages and lose on the merits, we do not know the exact amount of compensatory and, potentially, punitive damages that could be awarded. Considering these factors, an estimate of potential liability cannot be made at this time. However, any potential loss on the merits, especially if not covered by our product liability insurance, would be likely to adversely impact our financial condition and may cause us to have to curtail or cease our operations. Further, in accordance with a separation and distribution agreement between Harvard Bioscience and the Company relating to the spin-off, we would be required to indemnify Harvard Bioscience against losses that Harvard Bioscience may suffer as a result of this litigation.

Forward-Looking Statements

This Current Report on Form 8-k includes statements that are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include, but are not limited to, statements relating to the litigation matters described above, our defense of such matters and the impact of such matters, including on our financial condition and operations. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this Form 8-k, including, among other things, factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or described in the Company's other public filings. The forward-looking statements in this Form 8-k speak only as of the date of this Form 8-k. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTAGE, INC.
(Registrant)

September 24, 2021	/s/ Hong Yu
(Date)	Hong Yu
President

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